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                                                                    EXHIBIT 10.4



                              DIGITAL IMPACT, INC.




July 29, 1999




David Oppenheimer
35 Oak Valley Drive
Novato, CA 94947

Re: Employment Agreement

Dear David:

        Digital Impact, Inc. and/or its affiliates (collectively, the "Company") is pleased to offer you the position of Chief Financial Officer on the terms set forth below (the "Agreement"), beginning on August 2, 1999.

        As Chief Financial Officer, your initial responsibilities will include external financing and investor relations, mergers and acquisitions, financial planning and budgeting, treasury and cash management, human resources and administration, and such other duties as may be assigned to you by the Company. You will initially report to William Park, in his capacity as CEO. As a Company employee, you will be expected to abide by all of the Company's policies and procedures, and acknowledge in writing that you have received and read the Company's employee handbook.

        Your initial base salary will be two hundred and twenty-five thousand dollars ($225,000.00) per year, less payroll deductions and withholdings. As an exempt employee, you will be paid on a salary, not hourly, basis. Therefore, you will be "exempt" from overtime pay. You will be paid semi-monthly. In addition, the Company will also provide you with sick leave, personal time, ten
(10) days of paid vacation time, and medical, dental, and other benefits coverage consistent with Company policy for exempt employees. Of course, the Company reserves the right to modify your job duties, compensation and benefits from time to time, as it deems necessary.

        In compliance with all applicable regulatory requirements, and subject to approval by the Board of Directors, you will also receive an incentive stock option to purchase two hundred and seventy-five thousand (275,000) shares (post 2-1 split) of Common Stock of the Company (the "Option"). The shares subject to the Option will vest over a four (4) year period, with 6.25% of such shares vesting at the end of the first three (3) months of employment, and the remaining shares vesting monthly thereafter in accordance with the Company's standard policy. The exercise price of the Option will be the fair market value of the Common Stock on the date of grant as determined in good faith by the Board of Directors.

        As a Company employee, you will be expected to abide by the Company rules and regulations, acknowledge in writing that you have read the Company's Employee Handbook, and sign and comply with the Proprietary Information and Inventions Agreement (attached hereto as



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Exhibit A), which prohibits unauthorized use or disclosure of Company proprietary information and which PROHIBITS, WITHOUT THE COMPANY'S EXPRESS WRITTEN CONSENT, ENGAGEMENT IN ANY EMPLOYMENT OR BUSINESS ACTIVITY OTHER THAN FOR THE COMPANY.

     Your employment with the Company is at-will. This means that you may resign your employment at any time simply by notifying the Company. Likewise, the Company may terminate your employment relationship at any time and for any reason whatsoever, with or without cause or advanced notice, simply by notifying you. This at-will employment relationship cannot be changed except in writing signed by a duly authorized officer of the Company.

     If the Company terminates your employment without Cause (as defined below) during the first year of your employment, you will receive, as severance, continued payment of your base salary and health care benefits for a period of three (3) months. In the event (a) the Company undergoes a Change of Control (as defined below) and (b) within twelve (12) months of the Change of Control either your employment is terminated without Cause or you terminate your employment with Good Reason (as defined below), then 50% of the unvested shares subject to the Option shall have their vesting accelerated in full so as to become one hundred percent (100%) vested and immediately exercisable in full as of the date of any such termination. In the event of such termination without Cause or with Good Reason, you will not be entitled to any additional compensation or benefits beyond what is provided in this paragraph. If you resign without Good Reason or your employment is terminated for Cause, all compensation and benefits will cease immediately, and you will receive no severance benefits.

     For the purposes of this Agreement, "Cause" shall mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful breach of the Company's policies; (iv) intentional damage to the Company's property; (v) material breach of this Agreement or your Proprietary Information and Inventions Agreement; or (vi) conduct by you which in the good faith and reasonable determination of the Company's Board of Directors demonstrates unacceptable job performance or gross unfitness to serve provided that you have had fair notice of such cause and do not substantially cure or mitigate its consequences to the reasonable satisfaction of the Company as determined by the Company's Board of Directors within thirty (30) days after the Company notifies you in writing of the cause.

     For the purposes of this Agreement, "Good Reason" shall mean: (i) reduction of your rate of salary compensation as in effect immediately prior to a Change of Control; (ii) change in your responsibilities, authority, title or office resulting in diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company promptly after notice thereof is given by you, provided that following a Change of Control, your continuation as Chief Financial Officer of a division or subsidiary of the surviving corporation shall be deemed a diminution of position; (iii) request that you relocate to a worksite that is more than 35 miles from your prior worksite, unless you accept such relocation opportunity; or (iv) failure or refusal of a successor company to assume the Company's obligations under this Agreement.

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     For purposes of this Agreement, a "Change of Control" will mean: (a) any reorganization, consolidation or merger of the Company in which the Company is not the surviving corporation or pursuant to which shares of the Company's voting stock would be converted into cash, securities or other property, in either case other than a merger of the Company in connection with a re-incorporation transaction or other reorganization transaction as a result of which the holders of the Company's voting stock immediately prior to the merger have the same proportionate ownership of voting stock of the surviving corporation or other surviving entity immediately after the merger; (b) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; (c) approval by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company; or (d) any "person" (as defined in Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the Company's outstanding voting stock; provided, however, that "person" will not include any holder of shares of the Company's preferred stock on the date of this Agreement.

     This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements. It may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

     As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

     To indicate your acceptance of our offer under the terms described above, please sign below and return this letter to me. We look forward to your favorable reply, and to a productive and enjoyable work relationship.

                                        Very truly yours,

                                        DIGITAL IMPACT, INC.



                                        By: /s/ WILLIAM C. PARK
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                                           William C. Park, CEO



Accepted by: /s/ DAVID OPPENHEIMER
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